Exhibit 99.1

For Immediate Release

Editorial Contacts:

Joe Greenhalgh, Vice President, Investor Relations – USA (510) 713-4430

Nancy Morrison, Vice President, Corporate Communications – USA (510) 713-4948

Richard Laube to Resign from Logitech Board of Directors

NEWARK, Calif. — Aug. 21, 2012 and MORGES, Switzerland, Aug. 22, 2012 — Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced that Richard Laube will resign from Logitech’s board of directors to focus exclusively on his role as chief executive officer of Nobel Biocare Holding A.G. Mr. Laube, who has been a member of Logitech’s board of directors since 2008, will step down at the conclusion of the company’s Annual General Meeting on September 5, 2012 in Lausanne, Switzerland.

“We understand Richard Laube’s decision and wish to thank him for his service to Logitech,” said Guerrino De Luca, Logitech chairman and chief executive officer. “Mr. Laube has provided valuable counsel in business strategy, brand and marketing, and his contribution will have lasting impact.”

About Logitech

Logitech is a world leader in products that connect people to the digital experiences they care about. Spanning multiple computing, communication and entertainment platforms, Logitech’s combined hardware and software enable or enhance digital navigation, music and video entertainment, gaming, social networking, audio and video communication over the Internet, video security and home-entertainment control. Founded in 1981, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI).

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Logitech, the Logitech logo, and other Logitech marks are registered in Switzerland and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s Web site at www.logitech.com.

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